Exhibit 10.12

VIRGIN MEDIA INC.

909 Third Avenue

New York, New York 10022

July 31, 2009

Mr. Mark Schweitzer

[Address Intentionally Omitted]

Reference is made to the employment agreement, dated as of September 18, 2007, between you and Virgin Media Inc., as amended (the “Employment Agreement”).

In consideration of the mutual covenants contained herein, and other good and valuable consideration, including without limitation, the grant of options and restricted stock units under the Company’s 2009 LTIP, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the terms of the Employment Agreement will remain in effect in all respects, except as follows:

1.                     Bonus

Section 3(b)(i) of the Employment Agreement shall be amended and replaced in its entirety by the following paragraphs:

“(b)                 Annual Bonus/Other.

(i)(x)        During each fiscal year of the Company that the Employment Term is in effect, the Executive shall be eligible to earn a bonus in the sole discretion of the Board pursuant to the terms of the Company’s Executive Bonus Scheme, in cash, shares (restricted or otherwise) of the Company, or options or phantom options over such shares or a mixture thereof at the discretion of the Company’s Compensation Committee, in the expected range of 0% to 150% (75% on-target),  prorated for any partial calendar year (the “Annual Bonus”).  The Executive shall be entitled to participate in the Company’s 2008/2010 Long Term Incentive Plan (LTIP), as may be amended from time to time. The LTIP is a discretionary Company scheme.  The Executive may elect to receive all or any portion of the cash bonus or cash LTIP payment, if any, in U.S. dollars, subject to the Company’s Exchange Rate Policy in effect from time to time.

(y)           If the Company’s Compensation Committee determines that the Executive’s gross negligence, fraud or other misconduct has contributed to the any member of the Company Affiliated Group having to restate all or a portion of its financial statements, the Company’s Compensation Committee may if it determines in its sole judgment that it is in the Company Affiliated Group ‘s interest to do so, require reimbursement by the Executive of any payment made under any bonus scheme where: (1) the payment under that bonus scheme was predicated upon achieving certain financial results that were subsequently the subject of a restatement of financial statements of any member of the Company Affiliated Group filed with the Securities and Exchange Commission and/or the satisfaction of financial results or other performance metric criteria which the Company’s Compensation Committee subsequently determined were materially inaccurate; (2) the Company’s Compensation Committee determines that the Executive’s gross negligence, fraud or other misconduct contributed to the need for the restatement and/or inaccuracy; and (3) a lower bonus payment or award would have been made to the Executive based upon the restated financial results or accurate financial results or performance metric criteria.  In any such case the Company’s Compensation Committee may, to the extent permitted by applicable law, recover from the Executive, whether or not he remains in employment with the Company Affiliated Group, the amount by which the Executive’s bonus payment or award for the relevant period exceeded the lower payment or award, if any, that would have been made based on the restated financial results or accurate financial results or performance metric criteria.  The Executive agrees that he will upon demand by any member of the Company Affiliated Group repay to the Company Affiliated

Group the sum so demanded within 21 days of receiving the demand for payment and whether or not he remains the employee of the Company Affiliated Group together with interest whichever is the greater of 5% or 1% above the Bank of England minimum lending rate from time to time from the date of the bonus payment or award to the date of actual repayment.”

All references in the Employment Agreement to “Annual Cash Bonus” or “annual cash bonus” shall be replaced with the terms “Annual Bonus” or “annual bonus”, respectively.

2.                     Release Agreement

Appendix C of the Employment Agreement shall be amended and replaced in its entirety as set forth on Exhibit A.

This letter confirms our understanding on these matters and your Employment Agreement with the Company is amended in accordance with the foregoing.  Terms used but not defined in this letter shall have the meaning of such terms as defined in your Employment Agreement.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).

Sincerely,

VIRGIN MEDIA INC.

By:	/s/ Bryan H Hall
Name:	Bryan H Hall
Title:	Secretary and General Counsel

AGREED & ACCEPTED:

/s/ Mark Schweitzer
Mark Schweitzer

Exhibit A

Release Agreement

WHEREAS, Mark Schweitzer (the “Executive”) was employed by Virgin Media Inc. (the “Company”) as its Chief Commercial Officer pursuant to an Employment Agreement, dated as of September 18, 2007, as amended (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the following payments and benefits:

•                  [list benefits] (collectively, the “Payments and Benefits”),

and the mutual release set forth herein, the Executive voluntarily, knowingly and willingly accepts the Payments and Benefits under this Release Agreement in full and final settlement of any claims which the Executive has brought or could bring against the Company in relation to the Executive’s employment or the termination of that employment and agrees to the terms of this Release Agreement.

1.          The Executive acknowledges and agrees that the Company is under no obligation to offer the Executive the Payments and Benefits, unless the Executive consents to the terms of this Release Agreement. The Executive further acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the Executive has entered into this Release Agreement freely and voluntarily after having the opportunity to obtain legal advice in the United States and the United Kingdom.

2.          The Executive voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, and the officers, directors, partners, shareholders, employees, agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Executive. The release being provided by the Executive in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive’s employment relationship with the Company, or the termination thereof, or under any statute, including the United States federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, UK and European Union law for a redundancy payment or for remedies for alleged unfair dismissal, wrongful dismissal, breach of contract, unlawful discrimination on grounds of sex, race, age, disability, sexual orientation, religion or belief, unauthorized deduction from pay, non-payment of holiday pay and breach of the United Kingdom Working Time Regulations 1998, detriment suffered on a ground set out in section 47B of the Employment Rights Act 1996 (protected disclosures), breach of the National Minimum Wage Act 1998 and compensation under the Data Protection Act 1998, each as amended, and any other U.S. or foreign federal, state or local law or judicial decision.

3.          The Executive acknowledges and agrees that he shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2. The Executive and the Company acknowledge that the conditions regulating compromise agreements in England and Wales including the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998 have been satisfied in respect of this Release Agreement.

4.          Nothing herein shall be deemed to release (i) any of the Executive’s rights to the Payments and Benefits or (ii) any of the benefits that the Executive has accrued prior to the date this Release Agreement is executed by the Executive under the Company’s employee benefit plans and arrangements, or any agreement in effect with respect to the employment of the Executive or (iii) any claim for indemnification as provided under Section 9 of the Employment Agreement or (iv) the Executive’s right to defend any lawsuit or demand by the Company to recover any amounts pursuant to Section 3(b)(i)(y) of the Employment Agreement.

5.          The Executive represents and warrants to the Company that:

(i)         Prior to entering into this Release Agreement, the Executive received independent legal advice from [   ] (the “UK Independent Adviser”), who has signed the certificate at Appendix 1;

(ii)        Such independent legal advice related to the terms and effect of this Release Agreement in accordance with the laws of England and Wales and, in particular, its effect upon the Executive’s ability to make any further claims under the laws of the United Kingdom in connection with the Executive’s employment or its termination;

(iii)       The Executive has provided the UK Independent Adviser with all available information which the UK Independent Adviser requires or may require in order to advise whether the Executive has any such claims; and

(iv)       The Executive was advised by the UK Independent Adviser that there was in force, at the time when the Executive received the independent legal advice, a policy of insurance covering the risk of a claim by the Executive in respect of losses arising in consequence of that advice.

6.          The Company will contribute up to a maximum of £250 plus value added tax towards any legal fees reasonably incurred by the Executive in obtaining independent legal advice regarding the terms and effect of this Release Agreement under the laws of the United Kingdom.  The contribution will be paid following the Company receiving from the UK Independent Adviser’s firm an appropriate invoice addressed to the Executive and expressed to be payable by the Company.

7.          The Executive acknowledges that he has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he may sign it sooner should he desire. This release of claims given by the Executive herein will not become effective until seven days after the date on which the Executive has signed it without revocation.  Subject to no revocation taking place, the Release Agreement will, upon signature by both parties and the following the expiry of the revocation period, be treated as an open document evidencing a binding agreement.

8.          This Release Agreement together with the attached letter dated <insert date> and the Employment Agreement (as amended hereby) constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9.          Except as provided in the next following sentence, all provisions and portions of this Release Agreement are severable.  If any provision or portion of this Release Agreement or the application of any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; provided, however, that, to the maximum extent permitted by applicable law, (i) if the validity or enforceability of the release or claims given by the Executive herein is challenged by the Executive or his estate or legal representative, the Company shall have the right, in its discretion, to suspend any or all of its obligations hereunder during the pendency of such challenge, and (ii) if, by reason of such challenge, such release is held to be invalid or unenforceable, the Company shall have no obligation to provide the Payments and Benefits.

10.        This Release Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Release Agreement as of [insert date].

VIRGIN MEDIA INC.

Mark Schweitzer	Name:
Date:	Title:

APPENDIX 1

INDEPENDENT ADVISER’S CERTIFICATE

I, [               ], certify that Mark Schweitzer (“the Executive”) has received independent legal advice from me as to the terms and effect of this Release Agreement under the laws of the United Kingdom in accordance with the provisions of the Employments Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998.

I also warrant and confirm that I am a solicitor of the Supreme Court of England and Wales, and hold a current practicing certificate.  My firm, [      ], is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of any claim by the Executive in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms of this agreement.

Signed:

Date: